                                                                   EXHIBIT 99.15



          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES

                      PURSUANT TO RULE 6e-3(T)(b)(12)(iii)
                     OF THE INVESTMENT COMPANY ACT OF 1940

                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


                               TABLE OF CONTENTS


INTRODUCTION                                                                  1
I. ISSUANCE OF POLICIES                                                       1
 A. Insurance Underwriting Standards and Application Processing               1
 B. Rate Structure for Initial Premium, Monthly Deductions and
    Surrender Charge                                                          2
 C. Premium Processing                                                        3
 D. Reinstatement                                                             4
 E. Misstatement of Age or Sex                                                4
 F. Increase in Specified Amount                                              5
 G. Repayment of Policy Debt                                                  5
II. REDEMPTION OF POLICIES AND TRANSFERS                                      6
 A. Policy Lapse and Grace Period                                             6
 B. Surrenders                                                                6
 C. Policy Loans                                                              7
 D. Death Benefits and Death Benefit Proceeds                                 8
 E. Transfers                                                                 9
 F. Refund Privilege                                                          9
 G. Dollar Cost Averaging                                                    10
 H. Rebalancing (Asset Allocation Program)                                   10
 I. Monthly Deduction                                                        11
 J. Asset Charge                                                             12
 K. Annual Fee                                                               12
 L. Premium Charge                                                           12
 M. Postponement of Payments                                                 12
III. COMMUNICATIONS                                                          13

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


                                  INTRODUCTION

This document sets forth, as required by Rule 6e-3(T)(b)(12)(iii) of the Investment Company Act of 1940, the administrative procedures to be followed by American National Insurance Company ("American National" or "the Company") in connection with its issuance of Variable Universal Life Insurance Policies, the transfer of assets held thereunder, and the redemption by Policyowners of their interests in the Policies. Capitalized terms used but not defined herein have the same meaning as in the prospectus for the Policies that is included in the current registration statement for the Policies as filed with the Securities and Exchange Commission ("SEC").


                            I. ISSUANCE OF POLICIES


A. INSURANCE UNDERWRITING STANDARDS AND APPLICATION PROCESSING

  Individuals wishing to purchase a Policy must complete an application and submit it to American National's Home Office. American National reserves the right to reject an application. Acceptance of the application and issuance of a Policy are subject to American National's underwriting rules. The underwriting procedures followed entail an evaluation of risks designed to determine whether the proposed Insured is insurable and if so, the appropriate underwriting risk classification. Such procedures will be in accordance with American National's established underwriting standards and state insurance laws. This process may involve verification procedures including, but not limited to, medical examinations and may require that further information be provided by the proposed Insured or applicant or obtained from third parties, such as the Medical Information Bureau or inspection reports. A Policy will not be issued until this underwriting process is complete.

  Differences in state laws may require American National to offer a Policy in one or more states which has suicide, incontestability, refund, or other provisions which are more favorable to a Policyowner than provisions in a Policy offered in other states.

  At issue, the minimum initial premium is $10,000. Although the Policy may operate as a single premium policy, additional payments may be made at any time, subject to certain restrictions including the maximum premium limitations under federal tax law. Except with respect to additional payments required in a grace period, any additional payment must be at least $5,000. The Company reserves the right to require evidence of insurability with respect to a premium payment that results in an increase in the net amount at risk. Age at Issue is determined on the Insured's age last birthday as of the Policy Date. The Policy is only available on proposed Insureds who have an age last birthday of 90 or less at the time the Policy is purchased.

  The minimum initial premium is required to effectuate the Policy. In general, if this minimum premium is submitted with the application and each of the following 4 conditions are satisfied fully, the conditional receipt provided to the Policyowner in connection with the application grants that insurance as provided by the terms and

                                    Page 1
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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


  conditions of the Policy will become effective on the latest of (a) the date of completion of the application, (b) the date of completion of all medical exams and tests required by American National, or (c) if the applicant requests a Policy Date which is later than the date of the conditional receipt given at time of application, the Policy Date requested by the applicant. In no event will the total liability of American National under all conditional receipts with the Company on the life of the proposed Insured exceed $250,000. The 4 conditions that must be satisfied fully are:

        1. The payment received with the application must equal the minimum initial premium for the plan and amount of insurance applied for;

        2. All medical examinations and tests required under American National's initial application requirements must be completed and the reports of those medical examinations and tests must be received at the Company's Home Office;

        3. On the effective date (as defined above) all persons proposed for insurance must be insurable for the plan and amount of insurance requested in the application; and

        4.  There is no material misrepresentation in the application.

  If one or more of the above conditions have not been satisfied fully within 45 days of the date of the conditional receipt, American National's liability is limited to a refund of the amount paid.

  If the minimum (initial) premium is not submitted with the application or any of the requirements for coverage as provided under the conditional receipt are not satisfied fully, then the Policy Date (effective date) is generally the Date of Issue of the Policy upon:

        1.  Payment of the initial premium, as shown on the Policy Data Page;
            and

        2.  Policy delivery during the Insured's lifetime and good health.

  Insurance coverage may also begin on any other date mutually agreeable to American National and the Policyowner as long as such date complies with all applicable state and federal laws and regulations.


B. Rate Structure for Initial Premium, Monthly Deductions and Surrender Charge

  The Policies will be offered and sold pursuant to American National's established underwriting standards and in accordance with state insurance laws. State laws prohibit unfair discrimination among Policyowners but recognize that premiums and insurance charges and deductions are based upon factors such as age, sex, health and occupation.

  Rates used to compute initial premium, Policy charges and fees and surrender charge will not necessarily be the same for all Policyowners. Insurance is based on the principle of pooling and distribution of risks, which assumes each policyowner pays premium and insurance charges and deductions commensurate with the insured's
                                    Page 2
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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY

  mortality risk as actuarially determined utilizing factors such as the specified amount of the policy and the insured's age, sex, health and occupation. Accordingly, while rates used to compute initial premium, Policy charges and fees and surrender charge will not necessarily be the same for all Policies, there will be uniform rates for all Policies of the same Specified Amount and Accumulation Value and Insureds of the same Age at Issue, Attained Age, sex (for Policies issued on a sex distinct basis), and underwriting risk classification.



C. Premium Processing


  The Policy is a flexible premium policy since, subject to the limitations given below, there is no fixed schedule of required premium payments.

  All premiums are payable at American National's Home Office. The initial premium is due no later than the Policy Date. The minimum initial premium is $10,000. Except with respect to additional payments required in a grace period, any additional payment must be at least $5,000. Net Premiums received within 15 days after the Date of Issue are allocated to the Subaccount for the ANIA Money Market Portfolio. Any Net Premium received with the application will be allocated to the ANIA Money Market Portfolio as of the Date of Issue, for 15 days. Upon expiration of such period, the Accumulation Value of the Subaccount for the ANIA Money Market Portfolio will be allocated to the Subaccounts and the Fixed Account as selected by the Policyowner. Net Premiums received prior to the Date of Issue are held in the General Account, without interest, until the Date of Issue, at which time they are allocated to the Subaccount for the ANIA Money Market Portfolio. Net Premiums received 16 or more days after the Date of Issue are allocated to the Subaccounts and the Fixed Account as selected by the Policyowner. If there is any Policy Debt at the time of a payment, the payment will be treated first as payment of loan interest, second as repayment of the loan, and last as additional premium, unless otherwise instructed by the Policyowner by proper written notice.

  Net Premium equals premium less any applicable premium charge. No premium charge will be deducted from any premium payment during the first Policy Year. A 4% premium charge is assessed on premium received any time after the first Policy Year. Net Premium is allocated among the Subaccounts and the Fixed Account in accordance with Policyowner instructions specified in the Policy application. The minimum percentage of a Net Premium that may be allocated to any one Subaccount or the Fixed Account is 1%, and fractional percentages may not be used. The allocation percentages must total 100%. The minimum initial allocation to any Subaccount or the Fixed Account is $500. The allocation for future Net Premiums may be changed by providing proper notice to American National's Home Office. There is no charge for changing the allocation. The revised allocation instructions will apply to future Net Premiums received on or after the day the notice is received.

  In no event may the total of all premium paid exceed the current maximum premium limitation under federal tax law (guideline premium limitation). If at any time a premium is paid which would result in total premiums exceeding such limitation, at the

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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


  Policyowner's election, the premium may be returned or the Specified Amount may be increased subject to underwriting requirements.

  American National may require additional evidence of insurability if any premium payment results in an increase in the Policy's net amount at risk on the date the premium is received.



D. Reinstatement

  A lapsed Policy may be reinstated any time within 5 years after the date coverage is terminated. A Policy cannot be reinstated if it was surrendered. Reinstatement will be effected based on the Insured's underwriting classification at the time of the reinstatement. An application for reinstatement must be submitted to American National. Reinstatement is subject to the following:

        . Evidence of insurability of the Insured satisfactory to American National;

        .  Reinstatement or repayment of any Policy Debt; and

        .  Payment of a premium sufficient to pay:

                . the amount of any Monthly Deductions and annual fee not collected during the grace period (see separate discussion in Section II.A.);

                . the Monthly Deduction for 3 months after the date of reinstatement and an annual fee, if any; and

                .  the amount necessary to pay the premium charge.

  The original Date of Issue, and the Policy Dates of increases in Specified Amount (if applicable), will be used for purposes of calculating the surrender charges for the reinstated Policy. If any Policy Debt is reinstated, the amount thereof will be held in the General Account. The Policy Date of reinstatement will be the first Monthly Deduction Date on or next following the date of approval by American National of the application for reinstatement.


E. Misstatement of Age or Sex

  If the Insured's age or sex (if the Policy is issued on a sex distinct basis) has been stated incorrectly, the Death Benefit will be that which could have been purchased by the most recent cost of insurance charge at the correct age and sex.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY



F. Increase in Specified Amount

  The Policyowner can increase the Specified Amount of the Policy at any time, subject to certain limitations including American National's right to evidence of insurability. A written application for an increase in Specified Amount must be submitted. An increase cannot be made if the Insured's Attained Age is over 90. American National will require an additional premium to effect the requested increase.

  An increase in Specified Amount may result in certain increased charges, including the premium charge, surrender charge and the cost of insurance charge. The surrender charge and the cost of insurance charge will be calculated separately for the initial Specified Amount and each increase in Specified Amount.

  The Policyowner will have a "free look period" which will apply only to the increase in Specified Amount and not the entire Policy. The rights under this free look are comparable to the rights afforded a purchaser of a new Policy. The Policyowner may cancel the increase in Specified Amount within 10 days (or more where required by applicable state insurance law) after receiving the Policy as increased. Except as otherwise required by state law or regulation, if so canceled, the amount of refund is premiums paid attributable to such increase in Specified Amount adjusted by investment gains and losses.

  Any increase in Specified Amount will take effect on the Monthly Deduction Date which coincides with or next follows the date American National approves an application for such change.



G. Repayment of Policy Debt

  See Section II.C., "Policy Loans".

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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


                    II. REDEMPTION OF POLICIES AND TRANSFERS



A. Policy Lapse and Grace Period

  Policy lapse will occur when the Surrender Value is insufficient to cover the Monthly Deduction or Policy Debt exceeds Accumulation Value less any surrender charge, and a grace period expires without a sufficient payment. The grace period begins on the date the Surrender Value is insufficient to cover the Monthly Deduction or the date Policy Debt exceeds the Accumulation Value less any surrender charge. American National will notify the Policyowner and any assignee on record at the Company's Home Office, at the beginning of the grace period, by mail addressed to the last known address on file with the Company. The notice will specify the premium required to be paid to keep the Policy in force. The grace period ends 61 days after the notice is mailed. Failure to pay the required amount within the grace period results in lapse of the Policy. If the Insured dies during the grace period, any overdue Monthly Deductions and Policy Debt will be deducted from the Death Benefit Proceeds.


B. Surrenders

  At any time during the lifetime of the Insured and while the Policy is in force, the Policyowner may surrender the Policy by sending written notice to American National and returning the Policy. Except for the provision for postponement of payments as described in Section II.M., surrenders are generally paid within 7 days after receipt of a written request at American National's Home Office. In addition, payment of surrenders which would be derived from a premium payment made by check which has not cleared the banking system may also be deferred.

  On surrender, American National will pay the Surrender Value, determined at the end of the Valuation Period during which the surrender request is received. Coverage under the Policy will terminate as of the date of surrender.

  If the Policy is surrendered, a surrender charge may be assessed. The surrender charge is based upon the amount of the Surrender Premium. Surrender Premiums are calculated separately for the initial Specified Amount and for each increase in Specified Amount. The surrender charge for the initial Specified Amount is applicable until the 9th Policy anniversary. For an increase in Specified Amount, the surrender charge is applicable for 9 years after the Policy Date of such increase. Thereafter, there is no surrender charge.

  The surrender charge equals the surrender charge percentage multiplied by the Surrender Premium. The surrender charge percentage grades to zero over the 9 years since issue or increase, as applicable.

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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


  Proceeds payable upon surrender are generally paid in one sum. However, American National currently allows the Policyowner to elect to have such proceeds paid under the provision for settlement options set forth in the Policy.



C. Policy Loans

  After the first Policy Year, the Policyowner can borrow from American National using the Policy as security for the loan. The minimum amount which may be borrowed is $100. Except as otherwise required by applicable state law or regulation, the maximum amount that may be borrowed is 90% of the Surrender Value at the end of the Valuation Period during which the loan request is received. Preferred loans are available. Determination of whether a loan is preferred occurs at the time the loan is made. Subject to the aforementioned maximum loan amount, the amount available as a preferred loan equals the Accumulation Value less Policy Debt and less premiums paid. In addition, once this amount is exhausted, an additional amount equal to 10% of premium will be available each year as a preferred loan. The loan may be completely or partially repaid at any time while the Insured is living.

  Except for the provision for postponement of payments as described in Section II.M., loans are generally paid within 7 days after receipt of a written request. In addition, payment of loans which would be derived from a premium payment made by check which has not cleared the banking system may also be deferred.

  Loans accrue interest on a daily basis at a rate of 5.0% per year. Interest is due and payable on each Policy anniversary. If interest is not paid when due, a new loan will be made on the interest due date equal to the interest due.

  Amounts held in the General Account to secure Policy loans will earn interest at an annual rate of 5.0%, if the loan is preferred, or 3.0% otherwise. Interest is credited on the Policy anniversary. This interest will be allocated to the Subaccounts and the Fixed Account on each Policy anniversary in the same proportion that Net Premiums are being allocated at that time.

  When a loan is made, Accumulation Value equal to the amount of the loan will be transferred from the Separate Account and the Fixed Account to the General Account as security for the indebtedness. The Accumulation Value transferred out will be deducted from the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account prior to the loan bears to the total. No charge will be imposed for these transfers.

  Policy Debt equals the total of all Policy loans and accrued interest thereon. Policy Debt may be totally or partially repaid at any time while the Insured is still living. Payments received by American National while a Policy loan is outstanding are treated first as payment of loan interest, second as repayment of the loan, and last as additional premium, unless otherwise instructed by the Policyowner by proper written notice. Payments received for repayment of Policy Debt are first applied toward non-preferred loans. Each loan repayment amount must be at least $10 or the full amount of Policy Debt, if less. As Policy Debt is repaid, Accumulation Value equal to the loan

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


  amount repaid will be transferred from the General Account to the Subaccounts and the Fixed Account. Such transfer will be allocated among the Subaccounts and the Fixed Account at the end of the Valuation Period during which the repayment is received. The allocation will be in the same proportion that Net Premiums are being allocated at the time of repayment.

  Whenever Policy Debt exceeds the Accumulation Value less any surrender charge, the Policy's grace period provision will apply. (See Section II.A.)



D. Death Benefits and Death Benefit Proceeds

  The Policy provides life insurance coverage as long as it remains in force. Until age 100 the Death Benefit is the current Specified Amount or, if greater, the applicable corridor percentage of the Accumulation Value at the end of the Valuation Period that includes the date of death. The applicable corridor percentages are listed in the Policy. The Death Benefit at age 100 and thereafter equals the Accumulation Value.

  Except for the provision for postponement of payments described in Section II.M., Death Benefit Proceeds are generally paid within 7 days after American National receives Satisfactory Proof of Death and all other applicable requirements are met. During the Insured's lifetime, the Policyowner may arrange for the Death Benefit Proceeds to be paid in a lump sum or under one or more of the optional methods of payment provided for in the Policy's settlement options provision. If no election is made, American National will pay the Death Benefit Proceeds in a lump sum. When Death Benefit Proceeds are payable in a lump sum and no election of an optional method of payment is in force at the date of death of the Insured, the Beneficiary may select one or more of the optional methods of payment. Any amount left with American National for payment under a settlement option will be transferred to the General Account and will not be affected by the investment performance associated with the Separate Account. Once payments have begun, the payment option may not be changed. American National reserves the right to make other payment options available.

  An election or change of method of payment of Death Benefit Proceeds must be in writing. A change in Beneficiary revokes any previous settlement election. Further, if a Policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, will be paid in one sum to the designated Beneficiary unless an optional method of payment is elected.

  Death Benefit Proceeds will be reduced by the amount of any Policy Debt. In addition, if the Insured dies during the grace period, any unpaid Monthly Deductions that may apply will be deducted from the Death Benefit Proceeds. Contestability of the Policy is as provided under Policy provisions. American National's liability may also be affected if the Insured commits suicide, as provided for under Policy provisions.

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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


E. Transfers

  The Policyowner may transfer Accumulation Value among the Subaccounts and the Fixed Account subject to the following limits. Transfers may be ordered in person, by mail, or by telephone. Authorization must be on file at American National's Home Office before any telephone instructions will be allowed. The total amount of each transfer from a Subaccount must be at least $250 or the balance of the Subaccount, if less. The minimum amount that may remain in a Subaccount after a transfer therefrom is $100. The maximum amount which may be transferred from the Fixed Account to the Subaccounts during a Policy month is the greater of 10% of the amount in the Fixed Account or $1,000. Transfers will be effected, and values in connection therewith determined, on the later of the end of the Valuation Period which includes the transfer date designated in the request or the end of the Valuation Period during which the transfer request is received. The first 12 transfers per Policy Year will be permitted free of charge. A $10 transfer charge will be imposed each additional time amounts are transferred during the year. This charge will be deducted from the amount transferred. Transfers resulting from Policy loans, the dollar cost averaging program or the rebalancing program will not be subject to a transfer charge. In addition, such transfers will not be counted for purposes of determining the number of transfers allowed without charge in each year.

  American National will employ reasonable procedures to confirm the transfer instructions communicated by telephone are genuine. The procedures American National will follow for telephone transfers may include some form of personal identification prior to acting on instructions received by telephone, providing written confirmation of the transaction, and making a tape recording of the instructions given by telephone.


F. Refund Privilege

  The Policyowner may cancel the Policy within 10 days (or more where required by applicable state law) after receiving it. If a Policy is canceled within this time period a refund will be paid. Except as otherwise required by state law or regulation, the amount of the refund will be the amount of the premiums paid adjusted by investment gains during the period such premiums have been allocated to the ANIA Money Market Portfolio and by investment gains and losses thereafter. To cancel the Policy, the Policyowner should mail or deliver the actual Policy form to American National's Home Office or to the office of one of its agents.

  Payment of refunds may be delayed as per the provision for postponement of payments described in Section II.M. In addition, payment of refunds which would be derived from a premium paid by check which has not cleared the banking system may also be delayed.

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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


G. Dollar Cost Averaging

  Under the dollar cost averaging program, the Policyowner can instruct American National to automatically transfer, on a periodic basis, a predetermined amount or percentage from any one Subaccount or the Fixed Account, to any Subaccount(s) and/or the Fixed Account. The automatic transfers can occur monthly, quarterly, semi-annually or annually, and the amount transferred each time must be at least $1,000 in total. The minimum transfer to each Subaccount must be at least $100. At the time the program begins, there must be at least $10,000 of Accumulation Value. Transfers under dollar cost averaging will be effected, and values in connection therewith determined, at the end of the Valuation Period that includes the transfer date designated in the instructions.

  The Policyowner can request participation in the dollar cost averaging program when applying for the Policy or at a later date. Transfers will begin as specified by the Policyowner. The Policyowner can specify that only a certain number of transfers will be made, in which case the program will terminate when that number of transfers has been made. Otherwise, the program will terminate, if on a transfer date, the Accumulation Value is less than $5,000 or there are insufficient funds for the transfer from a Subaccount or the Fixed Account.

  The Policyowner can increase or decrease the amount of transfers or discontinue the program by sending written notice to American National or by the telephone, if a telephone transfer authorization form is on file. There is no charge for participation in this program. In addition, transfers made pursuant to this program will not be counted in determining the number of transfers allowed without charge each year.


H. Rebalancing (Asset Allocation Program)

  American National will rebalance a Policy by allocating Net Premiums and transferring Accumulation Value among the Subaccounts and the Fixed Account to ensure conformity with current allocation instructions specified by the Policyholder. Rebalancing will be performed on a calendar quarterly, semi-annual or annual basis as specified by the Policyowner. Rebalancing will be effected, and values in connection therewith determined, at the end of the Valuation Period that includes the rebalancing date designated in the request. There is no charge for participation in this program. In addition, transfers of Accumulation Value made pursuant to this program will not be counted in determining the number of transfers allowed without charge each year. At the time the program begins, there must be at least $10,000 of Accumulation Value. The program will be discontinued if, on a rebalancing date, the Accumulation Value is less than $5,000.

  The Policyowner can request participation in the rebalancing program when applying for the Policy or at a later date. The Policyowner can change the allocation instructions or discontinue the program by giving written notice or calling American National by telephone, if a telephone transfer authorization form is on file.

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          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


I. Monthly Deduction

  The Monthly Deduction is the sum of the:

        .   cost of insurance charge, and

        .   expense charge.

  The Monthly Deduction will be deducted from the Accumulation Value as of the Date of Issue and on each Monthly Deduction Date thereafter. It will be allocated among the Subaccounts and the Fixed Account in the same proportion as the Accumulation Value in each Subaccount and the Fixed Account bears to the total on that date.

  On a current basis, the cost of insurance charge is calculated as a percentage of the Accumulation Value on the Monthly Deduction Date. The current cost of insurance rate varies by duration of the insurance, which is determined separately for the initial and each increase in Specified Amount. To determine the cost of insurance, Accumulation Value is allocated proportionally based on Specified Amounts to the initial and each increase in Specified Amount insurance segment. The sum of the amounts calculated for each segment equals the total for the Policy for the month. American National reserves the right to change the cost of insurance charge. However, the cost of insurance charge deducted on a Monthly Deduction Date is guaranteed not to exceed the amount calculated as the guaranteed maximum cost of insurance charge. The guaranteed maximum cost of insurance charge for a Monthly Deduction Date equals the guaranteed maximum cost of insurance rate multiplied by the net amount at risk for that date. The net amount at risk equals the excess, as of the Monthly Deduction Date, of the Death Benefit over the Accumulation Value after deduction of the expense charge and annual fee.

  The expense charge, which is assessed on each Monthly Deduction Date, equals 0.033333% (0.40% annually) of Accumulation Value attributable to premium paid in the first Policy Year. The Accumulation Value attributable to premium paid in the first Policy Year is calculated as the first year premium percentage multiplied by the Accumulation Value on the Monthly Deduction Date.
  Currently, there is no expense charge after the tenth Policy Year.

  The first year premium percentage is recalculated every time premium is paid. During the first Policy Year and prior to receiving any premium after the first Policy Year, the first year premium percentage is one. When premium is paid after the first Policy Year, the first year premium percentage is calculated as [a * (1 - b/c)], where (a) is the first year premium percentage immediately before receipt of the premium, (b) is the amount of the additional premium paid, and (c) is the total Accumulation Value immediately after receipt of the additional premium.

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY



J. Asset Charge

  A Daily Asset Charge will be deducted from the Separate Account. Such charge will equal 1.25% annually of the average daily Accumulation Value of the Separate Account, and therefore each Subaccount. The Daily Asset Charge will be deducted from the Accumulation Value of each Subaccount on each Valuation Date. The deduction on each Valuation Date will be calculated using a rate derived as (a) raised to the (b) power, minus one, where (a) is one plus the annual rate and (b) is the number of days since the last Valuation Date divided by 365.

  An asset charge will be deducted on each Monthly Deduction Date at an annual rate of 1.25% of Accumulation Value held in the Fixed Account or the General Account. The deduction on each Monthly Deduction Date will be calculated using a rate derived as (a) raised to the (b) power, minus one, where (a) is one plus the annual rate and (b) is 1 divided by 12.


K. Annual Fee

  A $35.00 annual fee will be assessed on the first Monthly Deduction Date of each Policy Year. Currently, the annual fee is waived when the Accumulation Value exceeds $50,000 on the Monthly Deduction Date.

L. Premium Charge

  After the first Policy Year, premiums paid will be reduced by a 4% charge prior to allocation among the Subaccounts and the Fixed Account.


M. Postponement of Payments

  Payment of any amount upon refund, surrender, Policy loan, benefits payable at death and transfers, which require valuation of a Subaccount, may be postponed whenever:

        . the New York Stock Exchange (NYSE) is closed other than customary week-end and holiday closings, or trading on the NYSE is restricted as determined by the SEC,

        . the SEC by order permits postponement for the protection of Policyowners, or

          DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                 FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES
                 ISSUED BY AMERICAN NATIONAL INSURANCE COMPANY


        . an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's Accumulation Value.


  Surrenders or Policy loans from the Fixed Account may be deferred up to 6 months from the date of written request.


                              III. COMMUNICATIONS

American National may from time to time update or otherwise revise procedures, requirements and specifications for receiving (and sending) communications regarding the issuance of the Policies, payment of premiums, surrenders, transfers, increases in Specified Amount, loans, or other matters. Current requirements for "written" notice or other "written" communications may, at American National's sole option, be changed to permit some or all such communications to be made by facsimile, e-mail or other Internet type transmissions, voice mail, recorded telephone conversations, or other means. Current requirements that communications must be sent to and/or received at American National's Home Office may be changed, at American National's sole option, to permit or require that some or all communications be sent to and/or received at one or more other locations or facilities designated by American National.